UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 21, 2009

Landec Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-27446	94-3025618
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3603 Haven Ave. Suite E, Menlo Park, California		94025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-306-1650

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 21, 2009, the Board of Directors (the "Board") of Landec Corporation (the "Company") approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiary, Apio, Inc. ("Apio"), for the 2010 fiscal year (the "Plan"). Employees of the Company and Apio may earn cash bonuses only if the Company's consolidated net income for fiscal year 2010 exceeds a consolidated net income target. The aggregate cash bonus amount payable under the Plan is allocated among the participants based upon the base salary of each participant. The percentage of base salary used to determine each participant's maximum cash bonus payment ranges from 40% to 80% of base salary for executive officers and from 8% to 40% of base salary for other employees. To receive a cash bonus under the Plan, participants must be employed by the Company or Apio at the end of fiscal year 2010. Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company's 2010 fiscal year.

On May 21, 2009, the Board approved the grant of options to purchase shares of common stock and restricted stock units to the named executive officers of the Company listed below. The stock options vest monthly over three years and the restricted stock units will vest on the third anniversary of the grant.

Gary Steele
Stock Options 37,500
RSUs 12,500

Ron Midyett
Stock Options 52,500
RSUs 18,750

David Taft
Stock Options 22,500
RSUs 7,500

Greg Skinner
Stock Options 22,500
RSUs 7,500

Steve Bitler
Stock Options 15,000
RSUs 5,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landec Corporation

May 27, 2009	By:	/s/Gregory S. Skinner

Name: Gregory S. Skinner
Title: Vice President of Finance and Chief Financial Officer